EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Carriage Services, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Carriage Services, Inc. and Subsidiaries of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Carriage Services, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, of Carriage Services, Inc. which reports appear in Carriage Services’ Annual Report on Form 10-K for the year ended December 31, 2005.
KPMG LLP
/s/ KPMG LLP
Houston, Texas
August 4, 2006